Exhibit 10.15.2
SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS
Guy M. Campbell
The intent of this Separation Agreement and Release of All Claims (“Agreement”) is to mutually and finally resolve all matters relating to your employment with and separation from Harris Stratex Networks, Inc. (the “Company”). All disputes between you and the Company have been settled and you have agreed to enter into a full and binding settlement releasing the below defined Releasees from any and all liability.
1.	Last Day Worked. This Agreement will be considered your irrevocable resignation from employment with the Company, which the Company has agreed to accept. Your employment with the Company will end as of the close of business on June 27, 2008, the end of the Company’s current fiscal year (“Last Day Worked”).

2.	Separation Benefits. The benefits you shall be entitled to receive on account of your separation are as follows:
a.	Separation Payments: Separation payments at your annual salary rate of $500,000 shall be paid to you for a period of thirty (30) months following the Last Day Worked, provided, however, that no such payments shall be made to you during the period commencing June 27, 2008 and ending December 27, 2008 (the “Suspension Period”), and a lump sum payment of $250,000 (representing the aggregate separation payments otherwise payable to you during the Suspension Period) shall be paid to you in January 2009 instead. The remaining separation payments shall be made on a monthly basis commencing in January 2009 and shall be made each calendar month thereafter. All separation payments will be subject to applicable withholding and made in accordance with the Company’s normal payroll practices.

b.	Group Health Insurance Coverage: The Company shall make payments for the premiums necessary to continue group health insurance for you and your spouse under COBRA (or to purchase other comparable health insurance coverage on an individual basis if you are no longer eligible for COBRA coverage) until (x) the date on which you reach the age of 65 or (y) the date on which you are eligible to participate in another employer’s group health insurance plan, whichever comes first.

c.	Incentive Bonus: You will be entitled to receive your incentive bonus, if any, earned for the Company’s fiscal year 2008, subject to the achievement of performance goals set by the Company’s Board of Directors. The incentive bonus shall be paid to you at the time that incentive bonuses are paid to other Company employees, and for avoidance of doubt, you will not be eligible to participate in the Company’s incentive bonus plan for its fiscal year 2009 or any time thereafter.

d.	Stock Options: As of the Last Day Worked, you will have 23,950 vested options to purchase Company stock (assuming that you do not exercise any options between the date of this agreement and the Last Day Worked). Any other options you hold as of the Last Day Worked shall be forfeited. Following the Last Day

Page 1 of 8	GMC

Worked, you shall be entitled to exercise any options vested as of the Last Day Worked until the earlier of (x) thirty (30) months following the Last Day Worked and (y) the date on which the applicable options expire. All vested options shall continue to be subject to the terms and conditions of the Company’s 2007 Stock Equity Plan.

e.	Outplacement Assistance: The Company shall provide you with outplacement assistance service which shall be selected and paid for by the Company, so long as you elect to use such service within one (1) year of the Last Day Worked.

f.	Vacation Accrual: The Company shall pay you in respect of your accrued vacation as of the Last Day Worked, subject to a maximum of four hundred (400) hours, and such payment shall be made by July 31, 2008. Such payment will be subject to applicable withholding and made in accordance with the Company’s normal payroll practices.

g.	Performance Shares: You had previously received 23,100 performance shares under the Company’s Long Term Incentive Program, which shares were to vest based on (i) achievement of performance goals covering the Company’s fiscal years 2007 through 2009 and (ii) your continued employment by the Company through the end of the Company’s fiscal year 2009. However, the performances shares shall instead vest based on (x) the achievement of performance goals for the period covering the Company’s fiscal years 2007 through 2008, and (y) your continued employment by the Company through the end of the Company’s fiscal year 2008. The Company’s Board of Directors shall determine the extent to which such performance goals have been achieved, and shall adjust the number of performance shares vested accordingly. All performance shares shall be subject to the terms and conditions of the Company’s 2007 Stock Equity Plan.
You certify by executing this Agreement that you agree that the foregoing accurately and fully sets forth all benefits you are entitled to receive from the Company on account of your resignation.

3.	Resignation as Officer of Harris Stratex Networks, Inc. By executing this Agreement you agree that you will remain employed through June 27, 2008 but you agree that you will resign as President and Chief Executive Officer effective at close of business April 7, 2008. You also agree to execute other documents provided by the Company to effectuate your resignation from the Harris Stratex Board of Directors as well as from any other directorships or offices you hold on behalf of the Company and/or its affiliates and subsidiaries.

From April 8, 2008 through June 27, 2008 you will remain an active employee in the capacity of Senior Advisor and will work for the Company on an as-needed basis. You will also continue to be paid at your current salary during such period. You agree that you will work two (2) or more days per week and at least ten (10) hours per week. As of your Last Day Worked you may keep, at no cost to you, your Blackberry and personal computer (after IT removes all company information from it). You will remain covered by the

Page 2 of 8	GMC

Company’s D&O insurance policy as a past Officer/Director subject to the terms and conditions of such policy.

4.	Surviving Employment Agreement Obligations. You recognize and agree that your obligations pursuant to sections 7, 8 and 10 of the January 26, 2007 letter (employment) agreement between you and the Company (the “Employment Agreement”) survive beyond the end of your employment with the Company. Your continuing entitlement to the benefits set forth in Section 2 above is pre-conditioned upon your strict and continuing compliance with these obligations.

5.	No Further Benefits. Unless otherwise provided herein, you will not be entitled to any pay, compensation, severance, insurance, or employment benefits from the Company after your Last Day Worked.

6.	Releasees. For purposes of this Agreement, “Releasees” include the Company and its affiliated companies and subsidiaries (including, without limitation, Harris Corporation and Harris Stratex Networks Operating Corporation) and their respective officers, directors, shareholders, employees, agents, representatives, plans, trusts, administrators, fiduciaries, insurance companies, successors, and assigns.

7.	Release of All Claims. You, on behalf of yourself and your personal and legal representatives, heirs, executors, successors and assigns, hereby acknowledge full and complete satisfaction of, and fully and forever waive, release, and discharge Releasees from any and all claims, causes of action, demands, liabilities, damages, obligations, and debts (collectively referred to as “Claims”), of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, that you hold as of the date you sign this Agreement, or at any time previously held against any Releasee, arising out of any matter whatsoever (with the exception of breach of this Agreement). This release specifically includes, but is not limited to, any and all Claims:
a.	Arising out of or in any way related to your employment with or separation from the Company, or Harris Corporation, or any contract or agreement between you and the Company or Harris Corporation;

b.	Arising under or based on Title VII of the Civil Rights Act of 1964, as amended; Section 1981 of the Civil Rights Act of 1866; the Equal Pay Act of 1963; the Americans with Disabilities Act of 1990; the National Labor Relations Act; the Worker Adjustment and Retraining Notification Act of 1988; the Employee Retirement Income Security Act of 1974; the Rehabilitation Act of 1973; the Occupational Safety and Health Act; the False Claims Act; the federal Whistleblower Protection Act and any state whistleblower protection statute;

c.	Arising under or based on any other federal, state, county or local law, statute, ordinance, decision, order, policy or regulation prohibiting employment discrimination; providing for the payment of wages or benefits (including overtime); or otherwise creating rights or claims for employees, including, but not limited to, any and all claims

Page 3 of 8	GMC

alleging breach of public policy; the implied obligation of good faith and fair dealing; or any express, implied, oral or written contract, handbook, manual, policy statement or employment practice; or alleging misrepresentation; defamation; libel; slander; interference with contractual relations; intentional or negligent infliction of emotional distress; invasion of privacy; false imprisonment; assault; battery; fraud; negligence; or wrongful discharge; or

d.	Arising under or based on the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”), and alleging a violation thereof by any Releasee, at any time prior to the effective date of this Agreement.
8.	Filing an Action Despite Release. You represent and warrant that: (a) you have no pending claim(s) against any Releasee before any federal, state or local court, administrative agency or other forum; and (b) you will not file any claim or lawsuit against any Releasee with respect to any events occurring on or before the date of this Agreement (this does not include claims to vested benefits or claims which, by law, cannot be waived). If you break either of these promises, you will be required to repay the Company the total dollar value of all pay, insurance, and/or other benefits provided to you from your Last Day Worked to the date of your broken promise, and you also will be liable for the payment of all damages, costs, and attorneys’ fees incurred by Releasees in defending any such claim or lawsuit. In addition, if you break either of the promises in (a) or (b) above, the Company may immediately terminate this Agreement, if it is still in effect, without any further obligation or liability of any kind to you. Nothing in this Agreement prohibits you from filing a charge with the Equal Employment Opportunity Commission (“EEOC”) or participating in any EEOC investigation. However, you agree not to accept any monetary or other personal relief that might be awarded to you as a result of such a charge. If relief is nonetheless awarded to you as a result of such a charge, or as a result of any legal proceeding brought by you or on your behalf, you agree that the Company will be entitled to recover an amount equal to the total dollar value of all pay, insurance, and/or other benefits provided to you since your Last Day Worked from any money that is awarded to you. This Agreement does not preclude you from bringing suit to challenge the validity or enforceability of this Agreement under the ADEA, as amended by the OWBPA.

9.	Confidentiality. In addition to your obligations pursuant to Section 7 of your Employment Agreement, you acknowledge that, while employed by the Company, you had access to and/or acquired and assisted in the development of confidential and proprietary information, inventions, and trade secrets relating to the present and anticipated business and operations of the Company and its subsidiaries and affiliates, including without limitation: research projects; manufacturing processes; sales and marketing methods; business opportunities; marketing plans; sales forecasts and product plans; distributor and customer pricing information; personnel data regarding employees, including salaries and other information of a similar confidential nature not available to the public. You agree to keep confidential and not to disclose or use such confidential or proprietary information without the written consent of the Company or until such time as the information becomes public knowledge. You further agree not to use or disclose confidential or proprietary

Page 4 of 8	GMC

information of the Company or any of its affiliates or subsidiaries to solicit business or potential employees directly or indirectly on behalf of any subsequent employer from any present or prospective customer(s) of the Company or any of its affiliates or subsidiaries. You understand that these obligations continue even after you leave the Company’s employ.

10.	Harris Stratex Business Ethics Program. You agree that you have received, read, and understand the Company’s Code of Conduct and acknowledge that you do not have any information or knowledge as to non-compliance with, or violation of, the policies and standards set forth therein. You also acknowledge that you have no claims, charges, complaints, or pending actions against any Releasee arising from or based upon your employment with the Company, including but not limited to any violation of federal, state, or local laws or regulations or the Company’s Code of Conduct.

11.	Non-Disparagement. You agree that you will not publicly criticize or disparage the Company or any of its affiliates or subsidiaries (including, without limitation, Harris Corporation or Harris Stratex Networks Operating Corporation), its products or employees, nor will you unlawfully interfere with any of the Company’s business relationships.

12.	No Admission of Liability. By entering into this Agreement, the Company does not admit to any liability or wrongdoing whatsoever and expressly denies any and all such liability and wrongdoing. In addition, you acknowledge and agree that this Agreement may not be used as evidence to claim or prove any alleged wrongdoing by the Company, other than failure to comply with the terms of this Agreement.

13.	Acknowledgement of Rights under the ADEA. You acknowledge as follows:
a.	You are advised to consult with an attorney or other representative of your choice prior to signing this Agreement;

b.	By executing this Agreement, you waive all rights or claims that you have or may have against any Releasee under the ADEA, as amended by the OWBPA;

c.	You are not waiving rights or claims that you may have under the ADEA that may arise after the date this Agreement is signed;

d.	You are waiving rights and claims that you may have under the ADEA in exchange for consideration that is additional to anything of value to which you are already entitled;

e.	You have had ample opportunity to review this Agreement, fully understand the meaning of each of its terms, and are signing it voluntarily and of your own free will;

f.	You received this Agreement on April 7, 2008 and you have been given a period of up to 21 calendar days from that date to consider whether to sign it;

Page 5 of 8	GMC

g.	If you wish to sign this Agreement prior to the expiration of the 21-day period explained above, you may do so;

h.	You have been given a period of seven (7) calendar days following your signature of this Agreement to revoke your release of any claims under the ADEA, and your release of such claims will not become effective until the revocation period has expired without your revoking it (at which time it becomes fully enforceable and irrevocable); and

i.	To revoke your release of claims under the ADEA, you must deliver to the Company (by hand, or via both U.S. mail and facsimile), within the 7-day revocation period, a signed written statement that you revoke your release of any claims under the ADEA. The revocation must be postmarked within the period stated above and addressed to:
Name: Steve Gilmore
Title: Vice President — Human Resources
Mailing address: Keystone Park 637 Davis Drive Morrisville, NC 27560
Fax # : 919/767-3231
With a copy to:
Name: Juan Otero
Title: General Counsel and Secretary
Mailing address: 120 Rose Orchard Way, San Jose, CA 94583
Fax # : 408/944-1770
14.	Entire Understanding. This Agreement constitutes the entire agreement between you and the Company with respect to the subjects addressed herein, and supersedes all prior agreements, understandings and representations, written or oral, with respect to those subjects, including the Employment Agreement except for the provisions of the Employment Agreement which are expressly preserved herein.

15.	Successors and Assigns. This Agreement will be binding in all respects upon, and will inure to the benefit of, the parties’ representatives, heirs, executors, successors, and assigns. In the event of your death before all separation Benefits have been paid, all remaining payments shall be made to your beneficiaries, heirs or executors.

16.	Governing Law. North Carolina law will govern the validity and interpretation of this Agreement.

17.	Severability. If any of the provisions herein are determined to be invalid by a court, arbitrator, or government agency of competent jurisdiction, it is agreed that such determination will not affect the enforceability of the other provisions herein.

18.	Preparation of Agreement. This Agreement will be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.

Page 6 of 8	GMC

Regardless of which party initially drafted this Agreement, it will not be construed against any one party, and will be construed and enforced as a mutually-prepared document.

19.	Burden of Proof. Any party contesting the validity or enforceability of any term of this Agreement will be required to prove by clear and convincing evidence fraud, concealment, failure to disclose material information, unconscionability, misrepresentation, or mistake of fact or law.

20.	Counterparts and Telecopies. This Agreement may be executed in counterparts, or by copies transmitted electronically, all of which will be given the same force and effect as the original.

21.	Section 409A. This Agreement shall be interpreted and construed in a manner that avoids the imposition of excise taxes and other penalties under section 409A of the Internal Revenue Code (“409A Penalties”). In the event the terms of this Agreement provide deferred compensation within the meaning of section 409A of the Code and do not comply with such section and regulations promulgated thereunder, the parties shall cooperate diligently to amend the terms of this Agreement to avoid 409A Penalties, to the extent possible. Notwithstanding the foregoing, under no circumstances shall the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by you due to any failure to comply with section 409A of the Code.
PLEASE READ AND CAREFULLY CONSIDER THIS AGREEMENT BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING BUT NOT LIMITED TO THOSE MADE UNDER FEDERAL, STATE, AND/OR LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT, TO THE EXTENT PERMITTED BY LAW.
YOU AFFIRM AND ACKNOWLEDGE THAT, EXCEPT AS OTHERWISE PROVIDED HEREIN, THE COMPANY HAS PAID YOU ANY AND ALL WAGES, BONUSES, COMMISSIONS, INCENTIVES, SEVERANCE PAY, AND/OR VACATION PAY OWED TO YOU AS A RESULT OF YOUR EMPLOYMENT AT THE COMPANY, AND YOU AGREE THAT NO SUCH FURTHER PAYMENTS OR AMOUNTS ARE OWED OR WILL BE OWED. YOU FURTHER AUTHORIZE THE COMPANY TO DEDUCT FROM YOUR FINAL PAYCHECK ANY MONIES DUE AND OUTSTANDING BY YOU TO THE COMPANY.
[Remainder of Page Intentionally Left Blank.]

Page 7 of 8	GMC

Agreed to:

Executive:		Harris Stratex Networks, Inc.

By:	/s/ Guy M. Campbell	By:	/s/ Charles D. Kissner
	Guy M. Campbell		Charles D. Kissner Chairman of the Board

Date:		Date:

Page 8 of 8	GMC